SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1394 (AMENDMENT NO. ___)

Filed by the Registrant                      /x/
Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting material pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                            PRESIDENT CASINOS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
/ / $500 for each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         _________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined:
         _________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
         _________________________________________________________________
     (5) Total fee paid:
         _________________________________________________________________
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing:
     (1) Amount previously paid:
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         _________________________________________________________________

                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 22, 1996
                            _________________________

  The 1996 Annual Meeting of Stockholders of President Casinos, Inc. (the "Company") will be held on August 22, 1996 at 10:00 a.m. prevailing local time aboard The Admiral, which is moored along Lenore K. Sullivan Boulevard, St. Louis, Missouri, for the following purposes:

    1. To elect two Class I directors to hold office until the 1999 Annual Meeting of Stockholders, or until their successors shall have been duly elected and qualified; and

    2. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

  The close of business on July 2, 1996 has been fixed as the record date for the meeting. Only stockholders of record at that date are entitled to notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

  All stockholders are cordially invited to attend the meeting. The proxies are solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report is also enclosed.



                                       DAVID DIETERICH
                                       Secretary

July 19, 1996

         _________________________________________________________________
                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                                 PROXY STATEMENT
                                      FOR
                       1996 ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 22, 1996
                            _________________________


  The enclosed proxy is solicited by the Board of Directors of President Casinos, Inc. (the "Company"), a Delaware corporation, for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on August 22, 1996 at 10:00 a.m. prevailing local time aboard The Admiral which is moored along Lenore K. Sullivan Boulevard in St. Louis, Missouri and any adjournment(s) or postponement(s) thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders on or about July 19, 1996.

  The Board of Directors does not intend to bring any matter before the Annual Meeting other than the matters specifically referred to in the notice of the Annual Meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matter.

  If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof. In the absence of instructions, the shares represented at the Annual Meeting by the enclosed proxy will be voted "FOR" the nominees of the Board of Directors in the election of directors. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy.

                              VOTING SECURITIES

  At the close of business on July 2, 1996, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 30,194,700 issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). There are no other classes of voting securities outstanding.

  On all matters voted upon at the Annual Meeting and any adjournment(s) or postponement(s) thereof, each record holder of Common Stock as of the record date will be entitled to one vote per share. In the election of directors, stockholders will not have cumulative voting rights. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on each matter to be acted upon at the Annual Meeting shall constitute a quorum for the purposes of consideration and action on that matter. Each matter to be voted on shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon.

  Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum, and as voted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present for purposes of determining a quorum or as voted for purposes of determining the approval of the stockholders on a particular proposal.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of July 2, 1996 (i) by each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; and (ii) by each of the Company's directors and executive officers listed in the Summary Compensation Table and by all of such executive officers and directors as a group.

  Name of Beneficial Owner          No. of Shares (1)       % of Class
  ------------------------         ------------------       ----------
    John E. Connelly                    9,602,426 (2)          31.8%
    Karl G. Andren                        106,800 (3)            *
    Floyd R. Ganassi                       36,500 (4)            *
    John S. Aylsworth                     220,000 (5)            *
    Royal J. Walker, Jr.                   15,000 (6)            *
    Boris Weinstein                        27,000 (7)            *
    James A. Zweifel                       10,000 (8)            *
    Terrence L. Wirginis                   62,350 (9)            *
    Edward S. Ellers                    1,050,300 (10)           3.4%
    All executive officers and
     directors as a group
     (8 persons (11))                  10,080,076 (12)         33.0%

- - --------------------------------------------
* Less than 1%

(1) To the Company's knowledge, each of the persons named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.
(2) Includes shares owned of record by entities controlled by Mr. Connelly (the "Connelly Companies"). Also includes 225,000 shares beneficially owned by Mr. Connelly but subject to purchase options granted to certain individuals. Does not include 1,134,948 shares owned by a charitable remainder trust of which a Connelly Company is a beneficiary. Mr. Connelly disclaims beneficial ownership of the shares held by the trust. Mr. Connelly's address is 2180 Noblestown Road, Pittsburgh, Pennsylvania 15205.
(3) Consists of 75,000 shares owned by New York Cruise Lines, Inc. ("NYCL"), of which Mr. Andren is Chairman and a principal stockholder; 30,000 shares issuable pursuant to stock options which are currently exercisable; and 1,800 shares owned by Mr. Andren's minor children.
(4) Includes 30,000 shares issuable pursuant to stock options which are currently exercisable.
(5) Includes 120,000 shares issuable pursuant to stock options which are currently exercisable and 100,000 shares issuable pursuant to stock options if certain target share prices are attained within 60 days after July 2, 1996.
(6) Consists of 15,000 shares issuable pursuant to stock options which are currently exercisable.
(7) Includes 12,000 shares issuable pursuant to stock options which are currently exercisable.
(8) Includes 10,000 shares issuable pursuant to stock options which are currently exercisable or within 60 days after July 2, 1996.
(9) Includes 60,000 shares issuable pursuant to stock options which are currently exercisable.

(10) Consists of 1,050,000 shares issuable pursuant to stock options which are currently exercisable and 300 shares owned by a family trust over which Mr. Ellers holds voting and investment powers. Mr. Ellers resigned as a director and executive officer of the Company effective July 10, 1995. Pursuant to an agreement executed in connection therewith, Mr. Ellers has agreed to refrain from exercising such options prior to December 18, 1997, except under limited circumstances. See Compensation of Executive Officers--Other Agreements.
(11) Does not include shares beneficially owned by Mr. Ellers as he is no longer an executive officer of the Company.
(12) Includes 277,000 shares issuable pursuant stock options which are currently exercisable or within 60 days after July 2, 1996 and 100,000 shares issuable pursuant to stock options if certain target prices are attained within 60 days after July 2, 1996.

                              ELECTION OF DIRECTORS

  The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring. The Board of Directors has nominated Karl G. Andren and Royal P. Walker, Jr. to serve as directors until their successors have been duly elected and qualified.
Messrs. Andren and Walker are currently serving as directors and have indicated a willingness to continue serving as directors. Should either of Messrs. Andren or Walker become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares they represent for such other person or persons as the Board of Directors may recommend. Unless contrary instructions are given in the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of each Messrs. Andren and Walker.

  The directors of the Company, together with certain information about them, are set forth below.

         Name           Age    Director Since    Positions with the Company
         ----           ---    --------------    --------------------------
   John E. Connelly      70         1992          Chairman of the Board,
                                                     President and Chief
                                                     Executive  Officer
                                                     (Class III)
   John S. Aylsworth     46         1995          Executive Vice President and
                                                     Chief Operating Officer
                                                     (Class  III)
   Terrence L. Wirginis  44         1993          Vice President-Marine and
                                                    Development (Class II)
   Karl G. Andren        49         1993          Director (Class I)
   Floyd R. Ganassi      69         1993          Director (Class II)
   Royal P. Walker, Jr.  36         1996          Director (Class I)

Nominees for Term Expiring in 1996

  KARL G. ANDREN has been Chairman of Circle-Line Sightseeing Yachts, Inc., a subsidiary of NYCL, which operates the leading sightseeing cruise line in New York City, since 1981. In addition, NYCL owns World Yacht, Inc., a fleet of luxury dinner cruise, sightseeing and excursion boats in New York City. Mr. Andren is a principal stockholder in NYCL. Mr. Andren is a member of the Company's Audit and Compensation Committees.

  ROYAL P. WALKER, JR. became a member of the President Casinos, Inc. Board of Directors on June 4, 1996. Mr. Walker is an attorney from Jackson, Mississippi and since June 1, 1992 has served on the staff of The Institute for Disability Studies for the State of Mississippi University System. From June 1991 through May 1992 he served as the first Executive Director of the Mississippi Gaming Commission. Mr. Walker is a member of the Company's Audit and Compensation Committees.

                     DIRECTORS CONTINUING IN OFFICE

Term Expiring in 1997

  FLOYD R. GANASSI is a self-employed investor in Pittsburgh, Pennsylvania. For approximately 20 years prior to his retirement in March 1988, he was the President and owner of Davison Sand & Gravel Co., a sand, gravel and stone supplier in New Kensington, Pennsylvania.

  TERRENCE L. WIRGINIS provided consulting services to the Company with respect to the Company's marine operations and the development and improvement of the Company's facilities. Due to Mr. Wirginis' increased involvement with the Company he became an employee of the Company and serves as Vice President, Marine and Development, effective August 15, 1995. The Company has been advised that Mr. Wirginis devotes an insubstantial amount of his time to the Gateway Clipper Fleet, a company in which he has an ownership interest. Mr. Wirginis is the grandson of Mr. Connelly.

Term Expiring in 1999

  JOHN E. CONNELLY has served as Chairman and a director of the Company and its predecessors since their inception. Mr. Connelly has also served as Chief Executive Officer of the Company from its inception until March 1995 and as President and Chief Executive Officer of the Company since July 1995.
Entities controlled by Mr. Connelly have owned and operated the Gateway Clipper Fleet in Pittsburgh since 1958, the Station Square Sheraton Hotel in Pittsburgh since 1981 and the Broadwater Beach Resort since 1992. In 1984, Mr. Connelly founded World Yacht Enterprises, a fleet of dinner cruise, sightseeing and excursion boats in New York City. In 1985, he started Gateway Riverboat Cruises in St. Louis. Mr. Connelly is also the founder, owner and Chief Executive Officer of J. Edward Connelly Associates, Inc., a marketing firm based in Pittsburgh, Pennsylvania.

  JOHN S. AYLSWORTH has been Executive Vice President and Chief operating Officer of the Company since March 1995 and a director of the Company since July 1995, at which time Mr. Aylsworth filled the vacancy on the Board of Directors created by the resignation of Edward S. Ellers. Prior to joining the Company, Mr. Aylsworth served as an executive officer for Davis Companies, located in Los Angeles, California. From January 1992 through October 1994, Mr. Aylsworth was Chief Executive Officer of The Sports Club Company, a company which operates premier health and fitness facilities in Los Angeles and Irvine, California. From February 1989 through December 1991, Mr. Aylsworth was Chief Financial Officer of SpectreVision Co., a supplier of in-room entertainment and interactive information systems in the hotel industry headquartered in Dallas, Texas.

Recommendation of Board of Directors

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION ON DIRECTORS. The directors and officers of the Company intend to vote their shares in favor of these nominees.

Meetings and Committees of the Board of Directors

  During fiscal 1996, the Board of Directors held 18 telephonic and formal meetings. During fiscal 1996, all Board of Directors members attended at least seventy-five percent of the aggregate number of meetings of the full Board of Directors and of each committee in which such director serves.

  The Audit Committee, which is currently comprised of Messrs. Andren and Walker, and whose tasks include reviewing the Company's audited financial statements and making recommendations to the full Board of Directors concerning the Company's audits and selection of independent public accountants, met 2 times during fiscal year 1996. In addition, the Company has established a Compensation Committee, also currently composed of Messrs. Andren and Walker whose responsibilities include determining salaries, bonuses and other compensation for the Company's executive officers and administering the Company's stock option plan. The Company's Compensation Committee met five times during fiscal year 1996.

Compensation of Directors

  During fiscal 1996, directors who were not employees of the Company received a retainer of $18,000 per annum and a fee of $4,000 for each Board meeting attended. For fiscal 1997, directors who are employees of the Company do not receive a retainer but will receive a fee of $6,000 for each Board meeting attended. In addition, the Company's stock option plan provides that, upon a non-employee director's election to the Board of Directors, such director is entitled to receive a grant of non-qualified options to purchase 30,000 shares of Common Stock at the fair market value of the Company's Common Stock on the date of grant. These options are exercisable immediately with respect to one-half of the shares and become exercisable with respect to the remainder of the shares in two equal annual installments.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for making all compensation decisions with respect to the executive officers of the company. The Committee currently consists of Karl
G. Andren and Royal P. Walker, Jr., both were elected to the Committee in June 1996. In addition, Floyd R. Ganassi served on the Committee from April 1993 until June 1996, and William C. Nelson served on the Committee from April 1993 through March 13, 1996.

Compensation Policies

  Underlying the Committee's decision with respect to executive officers' compensation is the premise that it is fundamentally important that the Company be able to attract, retain, motivate and benefit from the guidance and experience of suitably talented and qualified individuals. The compensation policy is based upon the principal that the financial rewards to the executives should be aligned with the financial interests of the stockholders of the Company. In this manner, the Committee believes that the Company will meet its ultimate responsibility to its stockholders be striving to create a suitable long-term return on their investment through earnings from operations and prudent management of the Company's business and operations. As part of the compensation policy, the Committee believes that its executives should be encouraged to acquire equity interests in the Company, thereby providing additional incentives, corresponding to the interests of stockholders, to provide their maximum effort toward the success and profitability of the Company's businesses and the achievement of increased stockholder value. The Company's compensation packages for its executive officers consist of three major components: base salary, annual bonus and stock options.

  Each year, the Committee conducts a full review of the Company's executive compensation program, as well as a review of each executive's performance during the year. As part of such review, the Committee periodically reviews publicly available information regarding the compensation levels and policies in the context of other companies within the gaming industry, as well as with a broader group of companies of comparable size and complexity. In addition, the Committee uses its discretion to set executive compensation based upon external and internal factors and the particular executive's circumstances.

Base Salary

  Salary level for each of the Company's executives is principally based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile for the particular executive officer. Annual adjustments to each executive officer's salary are also based on the foregoing factors. Additionally, the Committee considers the prevailing economic conditions, the relationship of any such adjustments to those provided to other employees within the Company, the performance of the executive's duties and responsibilities and other performance-related criteria that may be relevant with respect to such executive officer at the time.

  The base salaries for each of Messrs. Connelly, Aylsworth and Wirginis and James A. Zweifel, Vice President and Chief Financial Officer of the Company, the base salary and minimum guaranteed bonus for Mr. Ellers and the base salaries for Messrs. Selesner and Friedman, during fiscal 1996, were determined pursuant to employment agreements with the Company. The employment agreements between the Company and each of Mssrs. Ellers, Selesner and Friedman have been terminated.

Annual Bonus

  Bonuses are viewed as a reward for individual contributions to the Company's performance, based not only on the Company's short-term results but also on the contributions each executive officer has made to the potential for future growth of the Company's profits. In addition, consideration is given to the achievement of selected financial goals and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. In light of these considerations, for fiscal 1996, Mr. Aylsworth and Mr. Weinstein received cash bonuses of $44,331 and $16,667, respectively. Pursuant to the terms of his employment agreement with the Company, Mr. Ellers received a pro-rated portion of his minimum guaranteed bonus of $50,491 for fiscal 1996. No other bonuses were awarded to the Company's named executive officers in fiscal 1996.

Stock Options

  Pursuant to the Company's stock option plan, stock options and stock appreciation rights may be granted to the Company's executive officers. The Committee believes that long-term incentive compensation such as stock options and stock appreciation rights are the most direct way of tying executive compensation to increases in stockholder value. The Committee believes that awards of stock options are an important complement to the cash elements of the Company's executive officers' compensation described above as they align the executive's interests with those of the Company's stockholders.

  Stock options granted with an exercise price are generally equal to the market price of the Company's Common Stock on the date of grant, and typically are subject to vesting requirements based upon the executive's continued employment with the Company. This approach is designed to create incentives for the executive to seek to achieve consistent improvement in the Company's performance and creation of stockholder value over the long term, and additionally provides an incentive for the executive to remain in the service of the Company.

  The Committee from time to time has evaluated the level of long-term incentives provided to each of the executive officers of the Company. When considering whether to make grants of stock options, the Committee reviews each officer's relative contributions to corporate performance, the practices of other comparable companies and takes into consideration the effect such awards might have on Company performance and stockholder value. Executive officers who join the Company are typically granted options to purchase shares of the Company's Common Stock based upon a consideration of such executive's level of duties. Mr. Aylsworth was granted options to purchase 400,000 shares of the Company's Common Stock upon the commencement of his employment with the Company in March 1995 as Chief Operating Officer. Additionally, Mr. Zweifel received options to purchase 30,000 shares in connection with his employment in November 1995 as the Chief Financial Officer of the Company.

Mr. Connelly's Compensation

  Mr. Connelly has agreed to serve as Chairman of the Board of the Company until December 15, 1999 at an annual salary of $200,000. Prior to December 18, 1992, Mr. Connelly did not receive any salary or bonus from the Company. In determining the appropriate compensation level for Mr. Connelly, the Committee sought to achieve the same corporate goals as discussed above and considered the various factors that it reviewed for the Company's other executive officers. The Committee believes that Mr. Connelly's cash compensation is significantly below the cash compensation paid to chief executive officers of the Company's competitors and peer companies. Mr. Connelly has agreed to this lower level of compensation due to his significant equity position in the Company.

  This report is being submitted by the members of the Committee.

            Karl G. Andren
            Royal P. Walker, Jr.
            June 28, 1996

                     COMPENSATION OF EXECUTIVE OFFICERS

  The following tables set forth certain information with respect to compensation paid by the Company during the three fiscal years ended February 29/28, 1996, 1995 and 1994, respectively, to each of the named executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                        Annual Compensation     Compensation
                                        --------------------    ------------
                                                                 Securities          All
                                Fiscal                           Underlying         Other
Name and Principal Position      Year     Salary      Bonus     Options/SARs     Compensation (1)
- - ---------------------------     ------    ------      -----     ------------     ----------------
John E. Connelly (2)             1996    $200,000    $    --          --           $  2,660
Chairman of the Board            1995     200,000         --          --              2,660
Chief Executive Officer          1994     200,000         --          --                614
and President

John S. Aylsworth (3)            1996    $273,501    $ 44,331     400,000          $ 53,263 (4)
Chief Operating Officer          1995         --          --          --                --
                                 1994         --          --          --                --

Boris Weinstein                  1996    $150,000    $ 16,667         --           $  2,217
Vice President-Sales &           1995     150,000         --          --              2,128
 Marketing                       1994     150,000      10,000         --                460

Terry Wirginis (5)               1996    $157,415    $    --          --           $  1,097
Vice President-Marine            1995     120,000         --          --                --
  and Development                1994     112,500         --          --                --

Edward S. Ellers (6)             1996    $124,614    $ 50,492         --            $   368
Former Chief Executive Officer   1995     360,000     140,000         --              3,582
                                 1994     361,286     140,000         --                553

Gary Selesner (7)                1996    $225,001    $    --          --            $ 2,690
Former Vice President            1995     150,000         --          --              2,328
  of Sales & Marketing           1994     151,286      25,000         --                460

David Friedman (8)               1996    $197,692    $    --          --            $ 1,668
Former Senior Vice President     1995     119,199         --       60,000               921
  of Development & Legal Affairs 1994         --          --          --                --


(1) Except as otherwise noted, represents contributions made to the Company's 401(k) plan for the account of the named executive.
(2) Mr. Connelly has agreed to serve as Chairman of the Board of the Company until December 15, 1999 at an annual salary of $200,000. Mr. Connelly also served as Chief Executive Officer of the Company from its inception until March 1995 and from July 1995 through the present.
(3)  Mr. Aylsworth became an employee of the Company in March 1995.
(4)  Includes $50,000 in relocation expense reimbursement.
(5) During fiscal 1996, 1995 and 1994, Mr. Wirginis was engaged as a consultant to the Company. Mr. Wirginis's responsibilities included oversight and planning with respect to the renovation of "The Admiral" and construction of new vessels. Mr Wirginis was paid approximately $73,000, $120,000 and $112,500 as a consultant during fiscal 1996, 1995 and 1994, respectively. On August 15, 1995, Mr. Wirginis became an employee of the Company.

(6) Mr. Ellers ceased to be employed by the Company effective July 13, 1995. Pursuant to the terms of his employment separation and consulting agreement, Mr. Ellers will receive $30,000 per month through December 18, 1997.
(7) Mr. Selesner ceased to be employed by the Company effective August 1, 1995. Fiscal 1996 salary includes a severance payment of $173,078 pursuant to the terms of his separation agreement.
(8) Mr. Friedman joined the Company on May 9, 1994 and ceased to be employed by the Company effective November 10, 1995. Fiscal 1996 salary includes a severance payment of $80,000.

  The following table contains information concerning the grant of stock options during fiscal 1996 to the Company's executive officers named in the Summary Compensation Table.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Individual Grants
                          -----------------                                 Potential Realizable
                                                                          Value at Assumed Annual
                      Number of    Percent of Total                         Rates of Stock Price
                      Securities     Options/SARs     Exercise                Appreciation for
                      Underlying      Granted to      or Base                  Option Term (1)
                     Options/SARs    Employees in      Price    Expiration
Name                   Granted        Fiscal Year      ($/Sh)      Date       5%($)      10%($)
- - ----                -------------  ----------------  --------   ----------  --------    --------
John E. Connelly          --              --             --         --          --         --
John S Aylsworth       400,000 (2)       93.0%        $ 6.00    March 2005  $1,132,010 $3,824,982
Boris Weinstein           --              --             --         --          --         --
Terrence Wirginis         --              --             --         --          --         --
Edward S. Ellers          --              --             --         --          --         --
Gary Selesner             --              --             --         --          --         --
David Friedman            --              --             --         --          --         --

(1) In accordance with the rules of the Securities and Exchange Commission, "Potential Realizable Value" has been calculated assuming an aggregate ten year appreciation of the fair market value of the Company's Common Stock on the date of the grant, at annual compounded rates of 5% and 10%, respectively. The market value of the Company's Common Stock on June 18, 1996 was $1.9375 per share.

(2) Options to purchase 60,000 were vested as of February 29, 1996 and options to purchase an additional 60,000 shares of the Company's Common Stock vested as of March 13, 1996. Options to purchase 60,000 shares of the Company's Common Stock will vest on each of March 13, 1997, 1998 and 1999. The remaining options for 100,000 shares of the Company's Common Stock will become exercisable at such time as the price of the Company's Common Stock exceeds a targeted stock price for ten consecutive trading days.

  The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table during fiscal 1996. None of the named executive officers exercised any stock options during fiscal 1996.

                      FISCAL YEAR END OPTION/SAR VALUES

                                  Number of Securities
                                 Underlying Unexercised               Value of Unexercised
                                     Options/SARs                   in-the-Money Options/SARs
                                 at Fiscal Year End (#)             at Fiscal Year End ($) (1)
                               -------------------------            --------------------------
Name                       Exercisable       Unexercisable       Exercisable       Unexercisable
- - ----                      --------------     --------------     --------------     --------------
John E. Connelly                   --                --             $    --            $    --
John S. Aylsworth               60,000           340,000                 --                 --
Boris Weinstein                 12,000             3,000                 --                 --
Terrence Wirginis               30,000               --                  --                 --
Edward S. Ellers             1,050,000               --                  --                 --
Gary Selesner                  108,000               --                  --                 --
David Friedman                     --                --                  --                 --

(1) Based on the market price of the Company's Common Stock on February 29, 1996, as reported on the NASDAQ National Market System, or $1.969 per share, minus the exercise price.

Employee Agreements

  John E. Connelly

  John E. Connelly, Chairman of the Board, has agreed to serve through December 15, 1999 at an annual salary of $200,000. In connection with the formation of the Company, Mr. Connelly and the Company entered into an agreement whereby Mr. Connelly agreed that, other than through the Company, neither he nor his affiliates will engage in any riverboat gaming activities other than in the area within a 100-mile radius of Pittsburgh, Pennsylvania (the "Pittsburgh Area"). The agreement grants to the Company an option to purchase all of Mr. Connelly's and his affiliates' assets associated with riverboats in any portion of the Pittsburgh Area, including all vessels, leases and rights, at the fair market value thereof as determined by an independent appraisal, in the event that riverboat or dockside gaming is legalized in that locality.

  John S. Aylsworth

  Mr. Aylsworth entered into a five-year employment agreement with the Company effective March 13, 1995 which provides for an annual salary of $275,000 during the first year of employment and an annual salary of $300,000 for the remainder of the term of the agreement. Mr. Aylsworth will also be eligible to receive an annual bonus to be determined by the Committee based on the performance of the Company and Mr. Aylsworth's contribution to such performance. Mr. Aylsworth also received options to purchase 400,000 shares of the Company's Common Stock. Options with respect to 60,000 shares of Common Stock were exercisable on the date of grant and options with respect to an additional 60,000 shares of Common Stock became exercisable on March 13, 1996. Additional options to purchase 60,000 shares of Common Stock will become exercisable on each of March 13, 1997, 1998 and 1999 provided Mr. Aylsworth continues to be employed by the Company. The remaining options (the "Performance Options") for 100,000 shares of Common Stock will become exercisable at such time as the price of the Company's Common Stock exceeds a targeted stock price.

  Mr. Aylsworth's agreement provides that it may be terminated for cause in the event (i) he willfully and materially neglects to perform his duties after receiving notice of such neglect, (ii) any gaming commission with jurisdiction over a facility owned or operated by the Company or over a venue into which the Company intends to expand which requires Mr. Aylsworth's licensure refuses to grant a license to him or suspends or revokes a license granted to him or
(iii) he commits certain illegal acts or is convicted of any felony. In the event Mr. Aylsworth's employment is terminated by the Company without cause, Mr. Aylsworth shall be entitled to cash payments over a 12-month period equal to the lower of his base salary for the remaining term of the agreement (but not less than one year's salary) or $600,000. In addition, all of Mr. Aylsworth's previously non-vested options (other than the Performance Options) will vest. In the event Mr. Aylsworth elects to terminate his employment following a change of control (as defined), Mr. Aylsworth is entitled to receive a lump sum payment equal to his base salary for the remaining term of the agreement and all previously non-vested options (other than Performance Options) will vest. All non-vested Performance Options vest upon a change of control in certain circumstances. The agreement further provides that, for a one-year period following termination of his employment, Mr. Aylsworth will not engage directly or indirectly in any competitive gaming ventures located within a 150-mile radius of any gaming facility owned or operated by the Company; provided, however, that Mr. Aylsworth shall not be subject to this covenant not to compete upon a change of control of the Company if Mr. Aylsworth elects to forego the severance payments to which he would otherwise be entitled.

  James A. Zweifel

  Mr. Zweifel entered into a three-year employment agreement with the Company effective November 1, 1995, which provides for an annual base salary of $150,000. Mr. Zweifel will be eligible to receive an annual bonus to be determined by the Company's Compensation Committee based on performance. The agreement provides that, upon a change of control (as defined), all previously non-vested options granted to Mr. Zweifel vest and that the agreement may be terminated for cause only in the event that (i) any jurisdiction in which the Company conducts gaming operations which requires Mr. Zweifel licensure refuses to grant a license to him or suspends or revokes a license granted to him or (ii) Mr. Zweifel materially fails to perform or fulfill his covenants, obligations and duties (as defined) after receiving notice of such failure or

(iii) certain defined conduct which is damaging or detrimental to the Company. Upon the termination of Mr. Zweifel's employment by the Company without cause or by Mr. Zweifel following a change of control, he will be entitled to severance in an amount equal to one year's salary. Mr. Zweifel is prohibited from being employed in a competitive riverboat or dockside gaming venture located within a 100-mile radius of any gaming facility owned by the Company for a one-year period following termination of Mr. Zweifel's employment, unless Mr. Zweifel waives any post-employment compensation to which he would otherwise be entitled.

  Terrence Wirginis

  Mr. Wirginis entered into a five-year employment agreement with the Company commencing August 15, 1995, which provides for an annual salary of $150,000. Mr. Wirginis will be eligible to receive an annual bonus and any other form of supplementary income that the Company may award to its senior executives to be determined by the Company's Compensation Committee based on performance. Upon any termination of Mr. Wirginis's employment other than by reason of his death, disability, voluntary resignation or for cause, Mr. Wirginis will be entitled to severance in an amount equal to the lesser of his base salary for the remainder of the term of the agreement or $150,000. Cause is defined in the agreement to mean (i) any gaming commission with jurisdiction over a facility owned or operated by the registrant which requires his licensure refuses to grant a license to Mr. Wirginis or suspends or revokes a license granted to Mr. Wirginis; (ii) any reasonable determination by the Chief Operating Officer and the Chief Executive Officer, acting jointly, or in the absence of either one of the foregoing, the single available officer acting individually, of a material failure by Mr. Wirginis to perform his covenants, obligations or duties under the agreement; and (iii) certain defined conduct which is injurious to the Company. Upon the termination of Mr. Wirginis's employment by the Company without cause or by Mr. Wirginis following a change of control, as defined by the agreement, he will be entitled to severance in an amount equal to the lesser of $300,000 or the product of the base salary multiplied by the number of years remaining in the employment term subject to a covenant not to compete for a period of one year within a 100-mile radius of any gaming facility owned or operated by the Company, other than in the area within a 100-mile radius of Pittsburgh, Pennsylvania. The Company has agreed that the sole remedy for Mr. Wirginis's violation of the covenant not to compete shall be to cease making foregoing severance benefits.

Other Agreements

  Gary E. Selesner

  On May 29, 1995, Mr. Selesner and the Company entered into an agreement pursuant to which Mr. Selesner resigned from the Company effective August 1, 1995. Pursuant to this agreement, the Company paid Mr. Selesner $150,000 on August 1, 1995 and agreed to provide Mr. Selesner certain medical and health benefits through August 1, 1996 and to indemnify Mr. Selesner for actions taken while he was an employee of the Company.

  Edward S. Ellers

  On July 10, 1995, Mr. Ellers resigned as an executive officer and director of the Company, and in connection therewith, entered into an employment separation and consulting agreement (the "Separation Agreement") with the Company. Mr. Ellers' then-existing employment agreement with the Company was scheduled to terminate on December 18, 1997. Pursuant to the terms of the Separation Agreement, Mr. Ellers will continue to assist the Company as in independent consultant and will advise the Company on political, regulatory and operational matters relating to the Company until December 18, 1997 (the "Termination Date"). Under the terms of the Separation Agreement, Mr. Ellers will also provide the Company with assistance in litigation involving the Company and its subsidiaries. For these services, Mr. Ellers will be compensated at the rate of $360,000 per annum. Additionally, the Company has agreed to maintain directors and officers liability insurance coverage for Mr. Ellers during the term of the Separation Agreement and for a period of five years thereafter.

  The Separation Agreement further provides that Mr. Ellers will not, except in the event of a change of control (as defined in the Separation Agreement) or upon the sale of shares of Common Stock by Mr. Connelly or the exercise of option held by other executive officers of the Company, exercise any of his options to purchase shares of the Company's Common Stock prior to the Termination Date. Mr. Ellers currently holds options to purchase 1,050,000 shares of the Company's Common Stock. Mr. Ellers has also agreed, except in certain limited circumstances and until the Termination Date, to refrain from
(i) providing consulting services to, or engaging in, any gaming ventures within the United States without the Company's permission and (ii) soliciting any employee of the Company or its subsidiaries to terminate his or her employment. This latter restriction also applies for a period of one year following the Termination Date.

  Mr. Ellers may elect to terminate the Separation Agreement prior to the Termination Date by providing 30 days written notice to the Company. Upon termination of the Separation Agreement for any reason other than Mr. Ellers' voluntary resignation, death, disability or for "cause" (as defined in the Separation Agreement), Mr. Ellers shall be entitled to (i) all consulting fees due through the date of termination, (ii) severance in an amount equal to the product of $30,000 multiplied by the number of months remaining between the date of termination and the Termination Date and (iii) an amount equal to the product of $11,667 multiplied by the number of months remaining between the date of termination and the Termination Date, which amount represents a portion of the minimum guaranteed bonus which would have been paid to Mr. Ellers under the terms of his employment agreement with the Company.

  David Friedman

  On November 14, 1995, Mr. Friedman and the Company entered into an agreement pursuant to which Mr. Friedman resigned from the Company as of November 10, 1995. Pursuant to the agreement, the Company paid Mr. Friedman $163,000 and agreed to indemnify for actions taken while he was an employee of the Company.

                          STOCK PERFORMANCE GRAPH

  The following table compares the cumulative total stockholder return on the Company's Common Stock during the thirty seven (37) month period ended February 29, 1996, with the cumulative return on Dow Jones Casinos Index (the "DJ Casinos Index") and the Standard & Poor's 500 Stock Index ("S&P 500") assuming $100 was invested in the Company's Common Stock on December 11, 1992 and in each of the foregoing indices and assumes reinvestment of any dividends (no dividends have been paid on the Company's Common Stock during the periods presented). The comparisons are required by the Securities Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                               12/92    02/93    02/94    02/95    02/96
                              -------  -------  -------  -------  -------
   President Casinos, Inc.      100      222      272      105       32
   DJ Casinos Index             100       98      167      140      194
   S&P 500                      100      103      111      119      161

                            CERTAIN TRANSACTIONS

  The Company leases its Biloxi, Mississippi mooring site, parking facilities and offices at the Broadwater Hotel and a warehouse from a Connelly Company. The initial three-year lease term for the Broadwater Hotel expired July 14, 1995 and the Company exercised the first of its nine three-year renewal options. Under such renewal, the rent is $3,224,000 per year on a triple net basis. The Company is required to pay for all improvements to the leased premises and to bear the cost of all taxes, fees, assessments and expenses.
On each subsequent renewal, the rent will be increased to reflect changes in the Consumer Price Index, unless either party requests a new appraisal.
Future renewals and any other changes to the leases are subject to approval by the Company's independent directors.

  The Company also, generally through tour operators, arranges for groups to stay at the Broadwater Hotel complex in anticipation that members of these groups will utilize the Company's gaming facilities. Room costs, which are at fair market value, are paid either by the group members, the tour operator, the Company or a combination thereof. During fiscal 1996, the Company paid approximately $883,000 to a Connelly Company to pay for, or subsidize the cost of, room rentals and food and beverage costs.

  During fiscal 1995, the Company, Mr. Connelly and certain other parties were defendants in litigation involving the Broadwater Hotel complex, known as the "Pratt litigation". On February 17, 1995, the Company, as well as the other parties to such litigation, entered into a settlement agreement pursuant to which all claims in such litigation were dismissed with prejudice. In connection with the settlement, on February 17, 1995, the Company entered into a loan agreement with BH Acquisition Corp. ("BH"), a company controlled by Mr. Connelly, for the principal amount of $1,000,000 (the "Existing Note") to fund the first of four payments for the Pratt litigation settlement. On February 15, 1996, the Existing Note was amended and restated (the "Amended and Restated Note") to extend the maturity date one calendar year and the Company entered into a second loan agreement (the "New Note") with BH for principal amount of $1,000,000 to fund the third installment of the settlement. The Amended and Restated Note and the New Note (collectively, the "Notes") bear interest at the rate of 13.0% per annum payable monthly. Principal on the Amended and Restated
Note is payable on the earlier of (i) February 8, 1998 or (ii) the transfer by BH of its interest in any one or more of the following assets: the Broadwater Resort, the Broadwater Towers or the Broadwater Inn. Principal on the New Note is payable August 17, 1997. The notes are secured by various assets owned by Mr. Connelly and he has personally guaranteed the repayment of the Notes to the Company. Interest earned on such related party borrowings was $135,000 and $4,000 for the years ended February 29/28, 1996 and 1995, respectively.

  During fiscal 1996, the Company purchased $140,000 of promotional items from affiliates of Mr. Connelly. These items were either sold by the Company or given away as promotional items.

  During fiscal 1996, the Company used a plane owned by an affiliate of Mr. Connelly. The Company reimbursed the affiliate $158,000.

  Mr. Connelly and his affiliates guaranteed debt and capital leases of the Company in fiscal 1996. The highest aggregate sum guaranteed in fiscal year 1996 was $12,541,000. The guaranteed amount as of February 29, 1996 was $4,609,000.

  The responsibilities of the Company's executive officers require them to spend a significant amount of time at the Company's St. Louis headquarters. For those Company executives who do not reside in the St. Louis area, the Company has paid for certain of the meals, lodging and entertainment of the executives at the Drury Inn, a hotel owned by a Connelly Company. During fiscal 1996, the company paid approximately $45,000 to such Connelly Company on account of such expenses.

  During fiscal 1996, through the date of termination of Mr. Ellers' employment with the Company, the Company paid legal fees of approximately $873,000 to the Philadelphia, Pennsylvania law firm of Klehr, Harrison, Harvey, Branzburg & Ellers in which Mr. Ellers, then President and Chief Executive Officer of the Company, and a member of the Board of Directors, was a partner on leave of absence.

  Through August 14, 1995, Mr. Wirginis was engaged as a consultant to the company. Mr. Wirginis' responsibilities included oversight and planning with respect to the Company's marine operations and facilities. The Company paid Mr. Wirginis approximately $74,000 under this agreement in fiscal 1996.

                             GENERAL INFORMATION

Annual Report

  A copy of the Company's Annual Report to Stockholders for fiscal 1996 has been furnished to stockholders with the mailing of this Proxy Statement.

FORM 10-K REPORT

  UPON WRITTEN REQUEST OF ANY PERSON WHO ON JULY 2, 1996 WAS A RECORD OWNER OF THE COMPANY'S COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL SEND TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 29, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR THIS REPORT SHOULD BE DIRECTED TO:

     JAMES A. ZWEIFEL, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
     PRESIDENT CASINOS, INC.
     802 NORTH FIRST STREET
     ST. LOUIS, MISSOURI 63102

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche LLP served as the Company's independent public accountants for 1996 and has been selected by the Board of Directors to continue in such capacity during fiscal year 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and such representatives will have the opportunity to make statements if they so desire.

                        COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. The Company has designated an officer who is available to the Company's Reporting Persons to assist them in filing the required reports. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended February 29, 1996 all Section 16(a) filing requirements applicable to the Reporting Persons were compiled with, except Mr. Zweifel filed one late report in June 1996 covering one transaction not previously reported.

Stockholder Proposals

  Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by March 28, 1997, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                          SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Annual Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to mailing proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                          PRESIDENT CASINOS, INC.
           FOR THE HOLDERS OF PRESIDENT CASINOS, INC. COMMON STOCK
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
            1996 ANNUAL MEETING OF STOCKHOLDERS - AUGUST 22, 1996

  The undersigned stockholder of PRESIDENT CASINOS, INC. (the "Company"), revoking all previous proxies, hereby appoints JOHN E. CONNELLY AND JOHN S. AYLSWORTH and each of them acting individually, as proxies of the undersigned, and authorizes either or both of them to vote all shares of the Company's Common Stock held of record by the undersigned as of the close of business on July 2, 1996 at the 1996 Annual Meeting of Stockholders of the Company to be held August 22, 1996, at 10:00 a.m. prevailing local time, aboard The Admiral, which is moored along Lenore K. Sullivan Boulevard, St. Louis, Missouri, 63102 and any adjournment(s) or postponements(s) thereof (the "Annual Meeting"), according to the votes the undersigned would be entitled to cast if then personally present.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED AND "FOR" THE SECOND MATTER SET FORTH ON THE REVERSE HEREOF.

                 (Continued and to be signed on reverse side)

                          ** FOLD AND DETACH HERE **

1.  Election of Two Class I Directors-Karl G. Andren and Royal P. Walker, Jr.

/ / FOR all nominees for director named above (except as marked to the contrary).

/ / WITHHOLD AUTHORITY to vote for all nominees

(Instruction: To withhold authority for any individual nominee(s), write the name(s) of such nominee(s) on the space provided below.)

_____________________________________________________________________


2. The authority of the proxies, in their discretion, to vote on such other business as may properly come before the Annual Meeting, or any adjournments(s) or postponement(s) thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said proxies may do by virtue thereof and hereby confirms that this proxy shall be valid and may be voted regardless of whether the stockholder's name is signed as set forth below or a seal affixed or the description, authority or capacity of the person signing is given or any other defect of signature exists.

DATED:__________________________________, 1996

________________________________________
(Stockholder's Signature)

________________________________________
(Stockholder's Signature)

NOTE: PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT TO THE COMPANY. Please sign this proxy exactly as the name appears in the address above. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority. If signer is a corporation, please sign the full corporate name and an authorized officer should sign his/her name and title and affix the corporate seal.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


                          ** FOLD AND DETACH HERE **

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.